Exhibit 3.1

AMENDMENT TO THE THIRD AMENDED AND RESTATED BYLAWS

OF

JARDEN CORPORATION

1.	The Third Amended and Restated Bylaws of Jarden Corporation (the “Corporation”) are hereby amended to add a new Article Eight thereto to read in its entirety as:

Article Eight

Exclusive Forum for Certain Actions

“Unless the corporation consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the corporation, (ii) any action asserting a claim of or for breach of a fiduciary duty owed by any director or officer or other employee of the corporation to the corporation or to the corporation’s stockholders, (iii) any action asserting a claim against the corporation or against any director or officer or other employee of the corporation arising pursuant to any provision of the DGCL or the Restated Certificate of Incorporation or these bylaws (as they may be amended from time to time), or (iv) any action asserting a claim against the corporation or against any director or officer or other employee of the corporation governed by the internal affairs doctrine, shall be a state court located within the State of Delaware (or, if no state court located within the State of Delaware has jurisdiction in respect of any of the actions enumerated in clauses (i), (ii), (iii) and (iv) herein, the U.S. federal district court for the District of Delaware).”

2.	This amendment to those certain Third Amended and Restated Bylaws of the Corporation is hereby duly adopted and made effective on the date hereof pursuant to authority conferred under Section 115 of the DGCL and in accordance with each of the Restated Certificate of Incorporation and the Third Amended and Restated Bylaws of the Corporation.

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IN WITNESS WHEREOF, the Corporation has caused this Amendment to the Third Amended and Restated Bylaws of Jarden Corporation, to be duly executed by its officer on this 13th day of December 2015.

By:	/s/ John E. Capps
Name:	John E. Capps
Title:	Executive Vice President – Administration, General Counsel and Secretary